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  As filed with the Securities and Exchange Commission on November 19, 1999
                                            Registration No. 333-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ---------------

                              UtiliCorp United Inc.
             (Exact name of Registrant as specified in its charter)


                Delaware                               44-0541877
    (State or other jurisdiction of       (I.R.S. Employe Identification No.)
     incorporation or organization)

                               20 West 9th Street
                           Kansas City, Missouri 64105
  (Address, including zip code, of Registrant's principal executive offices)


                              UTILICORP UNITED INC.
                  SUPPLEMENTAL CONTRIBUTORY RETIREMENT PLAN
                            (Full title of the Plan)
                            ----------------------
                              Richard C. Green, Jr.
                              UtiliCorp United Inc.
                               20 West 9th Street
                           Kansas City, Missouri 64105
                                (816) 421-6600
           (Name, address, telephone number, of agent for service)


                         CALCULATION OF REGISTRATION FEE

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                                           Proposed    Proposed
 Title of securities to be   Amount to be   maximum     maximum    Amount of
         registered           registered   offering    aggregate
                                           price per   offering   registration
                                             share       price        fee
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Deferred Compensation        $6,000,000     100%(2)  $6,000,000(2)   $1,668 (2)
Obligations (1)
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(1)   The Deferred Compensation Obligations are unsecured obligations of
      UtiliCorp United Inc. to pay deferred compensation in the future to participating members of a select group of management and highly compensated employees in accordance with the terms of the UtiliCorp United Inc. Supplemental Contributory Retirement Plan.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).
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                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document containing the information about the UtiliCorp United Inc. Supplemental Contributory Retirement Plan (the "Plan") specified in Part I of Form S-8 will be sent or given to eligible employees as specified by the Securities and Exchange Commission (the "Commission") Rule 428(b)(1). Such document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933. All such documents will be dated and maintained in a "prospectus file" as required by SEC Rule 428(a) and will contain the following legend in a conspicuous place as directed by SEC Rule 428(b)(1).

      This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933.



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                                    Part II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference

      The following documents filed with the Commission by UtiliCorp United Inc. (the "Company") are incorporated in this Registration Statement on Form S-8 (the "Registration Statement") by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1999; and

     3. The Company's Current Reports on Form 8-K dated March 5, May 14, September 23 and October 6, 1999.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4: Description of Securities

      The UtiliCorp United Inc. Supplemental Contributory Retirement Plan (the "Plan") provides a select group of management or highly compensated employees ("Eligible Employees") of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. The Plan was originally adopted effective January 1, 1995, and was restated in its entirety effective January 1, 1998. The restated Plan was thereafter amended on two subsequent occasions. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees ("Participants") in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

      The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant. Each Deferred Compensation Obligation will be payable on a date or dates selected by the Participant in accordance with the terms of the Plan. The Deferred Compensation Obligations will be indexed to one or more of sixteen measurement funds (including a phantom stock account based on the performance of the Company's common stock) individually chosen by each participant. Each Participant's Deferred Compensation Obligation will be adjusted to reflect interest and dividends on securities in the selected measurement funds, including any appreciation or depreciation. The Deferred Compensation Obligations are not convertible into any other security of the Company.


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      If a Participant's employment or services with the Company or any of its subsidiaries terminate as a result of retirement or death, the Deferred Compensation Obligations will be paid, at the Participant's election, in either substantially equal quarterly installments over two to 15 years or a single lump sum, beginning no later than 60 days after the date the Participant retires. If a Participant's employment or services terminate for reasons other than retirement or death, the Deferred Compensation Obligations will be paid and/or distributed in one lump sum no later than 60 days after the Participant terminates employment.

      Although not required by the terms of the Plan, the Company has established a "rabbi trust" pursuant to a Trust Agreement with LaSalle National Trust, N.A. effective as of January 1, 1997. The Trust Agreement authorizes the Company to make contributions to the trust for the purpose of assisting the Company in meeting its obligations under the Plan. The assets of the trust are currently invested, at the direction of the administrative committee for the Plan, in corporate owned life insurance but may be invested in other assets, including Company common stock. Although the assets of the trust are intended to be used for the exclusive benefit of paying the Deferred Compensation Obligations under the Plan, the assets remain subject to the claims of the Company's general creditors. Consequently, Participants do not have any ownership interest in the assets of the Trust.

      No amount payable or deliverable under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary (except pursuant to a divorce decree or order). Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

      The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment date selected by the Participants. A Participant may withdraw up to 90% of the value of his or her Plan accounts; however, the remaining 10% will be forfeited to the Company upon such a withdrawal, and the Participant will not be eligible to participate in the Plan for 18 months in the future.

      The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries, bonuses or fees. The duration of the Plan is indefinite.

      The Plan may be amended and/or terminated at any time by the Company's board of directors. However, no amendment or termination shall adversely effect any Participant's right with respect to amounts that have accrued to his account.

Item 5:    Interests of Named Experts and Counsel

      Not Applicable.

Item 6: Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another


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corporation or other business entity. The provisions of Section 145 are not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement or otherwise.

      The Certificate of Incorporation of the Company contains a provision that eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.

      There is in effect for the Company a dual phase insurance policy providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (excluding expenses incurred in the defense of actions, suits or proceedings in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policy also reimburses the Company for liability incurred in the indemnification of its directors and officers.

      There is also in effect a Bylaw provision entitling officers and directors to be indemnified by the Company against costs or expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with any action, suit or proceeding, including actions brought by or in the right of the Company, to which such persons are made or threatened to be made a party, by reason of their being a director officer. Such right, however, may be made only as authorized by (i) a majority vote of a quorum of disinterested directors, or (ii) if such quorum is not obtainable or, if obtainable, a majority thereof so directs, by independent legal counsel, or
(iii) by the stockholders of the Company, upon a determination that the person seeking indemnification acted in good faith and in the manner that he or she reasonably believed to be in or not opposed to the Company's best interest, or, if the action is criminal in nature, upon a determination that the person seeking indemnification had no reasonable cause to believe that such person's conduct was unlawful. This provision also requires the Company, upon authorization by the Board of Directors, to advance costs and expenses, including attorneys' fees, reasonably incurred in defending such actions; provided, that any person seeking such an advance first provide the Company with an undertaking to repay any amount as to which it may be determined such person is not entitled.

Item 7: Exemption from Registration Claimed

         Not applicable.


Item 8: Exhibits

  4(a) UtiliCorp United Inc. Supplemental Contributory Retirement Plan amended and restated effective January 1, 1998

  4(b) Amendment to the UtiliCorp United Inc. Supplemental Contributory Retirement Plan dated August 4, 1998

  4(c) Second Amendment to the UtiliCorp United Inc. Supplemental Contributory Retirement Plan dated August 23, 1999

  4(d) UtiliCorp United Inc. Executive Benefit Security Trust Agreement effective January 1, 1997

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  4(e)  First Amendment to the UtiliCorp United Inc. Executive Benefit
        Security Trust Agreement  dated March 23, 1998

  5     Opinion of Blackwell Sanders Peper Martin LLP

  23(a) Consent of Arthur Andersen LLP

  23(b) Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5)

  24    Power of Attorney

Item 9: Undertakings

      The Company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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      Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 19, 1999.

                                        UTILICORP UNITED INC.
                                        (Registrant)


                                         By:  /s/ Dale J. Wolf

                                              Dale J. Wolf
                                              Vice President-Finance, Treasurer
                                              and Corporate Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

       SIGNATURE                        TITLE

Richard C. Green, Jr.*             Chairman of the Board
                                    and Chief Executive
                                    Officer (Principal
                                    Executive Officer)

Dwayne L. Hart*                    Vice President,
                                    Controller and Chief
                                    Accounting Officer
                                    (Principal Financial
                                    Officer and Principal
                                    Accounting Officer)

Richard C. Green*
John R. Baker*
Avis G. Tucker*
Robert F. Jackson, Jr.*
L. Patton Kline                    A majority of the Board of Directors
Herman Cain*
Irvine O. Hockaday,
Jr.*
Stanley O. Ikenberry*
Ronald LeMay
Robert K. Green*
James S. Brook




*By    /s/  Dale J. Wolf
            Dale J. Wolf
      As attorney-in-fact for the above-named
      officers and directors pursuant to powers
      of attorney duly executed by such persons



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